FIRST AMENDMENT TO
UNDERTAKING AGREEMENT

THIS FIRST AMENDMENT TO UNDERTAKING AGREEMENT (this “First Amendment”), is entered into as of October 17, 2005 between Bancinsurance Corporation, an Ohio corporation (the “Company”), and Sally J. Cress (“Cress”).

RECITALS:

WHEREAS, the Company and Cress entered into an Undertaking Agreement, dated April 14, 2005 (the “Original Agreement”), whereby the Company agreed to advance Cress up to a maximum of $17,500 for legal fees and expenses incurred by Cress in connection with the internal investigation by the Audit Committee (the “Audit Committee Investigation”) related to the circumstances surrounding the withdrawal by the Company’s auditor of its audit opinions for the years 2001 through 2003, the withdrawal by the Company’s appointed actuary of his certification of Ohio Indemnity’s Company’s statutory reserves for the years 2001 to 2003, and the inability of Ernst & Young LLP to complete its audit of the Company’s 2004 financial statements (the “Accounting Matters”);

WHEREAS, the Securities and Exchange Commission is now undertaking an investigation relating to the Accounting Matters (the “SEC Investigation”);

WHEREAS, Cress has requested that the Original Agreement be amended to encompass legal fees and expenses incurred by her relating to both the Audit Committee Investigation and the SEC Investigation, and that the maximum amount able to be advanced under the Original Agreement be increased from $17,500 to $35,000;

WHEREAS, the directors of the Company have determined that Cress’s request is reasonable and in the best interests of the Company and its shareholders; and

WHEREAS, pursuant to Section 1701.13(E)(6) of the Ohio Revised Code, the directors of the Company adopted resolutions authorizing the Company to amend the Original Agreement accordingly by entering into this First Amendment;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Amendments to the Original Agreement.

(a) All references to the “Investigation” in the Original Agreement shall be deemed to be references to both the Audit Committee Investigation and the SEC Investigation.

(b) The amount of $17,500 in paragraph 1 of the Original Agreement is hereby deleted and the amount of $35,000 is hereby inserted in lieu thereof.

Section 2. No Other Amendments. Except as explicitly set forth in this First Amendment, the terms and provisions of the Original Agreement, as amended by this First Amendment, shall remain in full force and effect in accordance with the terms thereof.

Section 3. Governing Law. This First Amendment shall be construed, governed and enforced in accordance with the laws of the State of Ohio.

Section 4. Entire Agreement. This First Amendment constitutes the entire and exclusive statement of the parties’ agreement and supersedes all prior agreements, understandings, negotiations and discussions among the parties, whether oral or written.

Section 5. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BANCINSURANCE CORPORATION

By: /s/ Matt Nolan
Print Name: Matt Nolan
Title: Chief Financial Officer

/s/ Sally J. Cress
SALLY J. CRESS, individually

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